Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

January 26, 2022

Thorne HealthTech, Inc.

152 W. 57th Street

New York, NY 10019

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Thorne HealthTech, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of 2,627,710shares of the Company’s common stock, par value $0.01 per share (the “Shares”) reserved for issuance under the 2021 Equity Incentive Plan (the “2021 Plan”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in the manner described in the 2021 Plan and pursuant to the agreements which accompany the 2021 Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.
WILSON SONSINI GOODRICH & ROSATI Professional Corporation